EXHIBIT 21.1

                        SUBSIDIARIES OF THE REGISTRANT
    The following table shows all direct and indirect subsidiaries of the registrant except (1) subsidiaries which, considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary, and (2) certain consolidated wholly-owned multiple subsidiaries carrying on the same line of business as to which certain summary information appears below.

                           JURISDICTION OF INCORPORATION
                           -----------------------------
Boston Gas Company                                            Massachusetts
  Midland Enterprises Inc.                                    Delaware
      13 subsidiaries engaged in water transportation
        and related activities
  Water Products Group Incorporated                           Massachusetts
  WaterPro Supplies Corporation                               Massachusetts